Wingstop Promotes Michael Skipworth to President and Chief Operating Officer, Alex Kaleida to Chief Financial Officer
DALLAS, August 27, 2021 -- Wingstop (NASDAQ: WING), the leading digitally-savvy, tech-focused restaurant brand with more than 1,600 locations worldwide, today announced the promotion of Michael Skipworth to President and Chief Operating Officer, and Alex Kaleida to Chief Financial Officer. Michael succeeds Mahesh Sadarangani, the Company’s COO who has resigned after being recruited to become CEO of a private equity-backed company.
“I’m thrilled to provide amazing growth opportunities within our organization for both Michael and Alex,” said Chairman and CEO Charlie Morrison. “People are the foundation of our business, and I truly believe we have some of the most talented and brilliant minds in the industry. This enables us to promote from within, which equates to amazing opportunities and continued growth for our Wingstop team members.”
Michael joined Wingstop in December 2014 and most recently served as EVP and Chief Financial Officer. During his tenure, he has worked closely as Charlie’s right-hand partner and esteemed colleague to drive the business forward and has been a key player in propelling the brand’s success. Included in this success, Charlie and Michael took the brand public together in 2015, celebrating one of the industry’s most successful IPOs, with more than 700% total shareholder return to-date.
Alex joined Wingstop in 2019 as VP, Financial Planning & Analysis, immediately working closely with Michael, and in his most recent role led Investor Relations, fostering key relationships with shareholders and the investment community. With previous leadership roles at Wendy’s and Kraft Heinz Company, Alex is a well-respected leader within the industry and possess a wealth of financial knowledge and deep understanding of financial impacts and levers across marketing, digital, operations and more.

About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,600 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans' choice of 11 bold, distinctive flavors. Wingstop's menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips. In addition, Wingstop launched virtual brand Thighstop in June 2021 featuring crispy bone-in and boneless thighs sauced and tossed in Wingstop's 11 signature flavors, available through Thighstop.com and DoorDash.
In fiscal year 2020, Wingstop's system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop's total restaurant count of 1,624 as of June 26, 2021. During the fiscal quarter ended June 26, 2021, Wingstop opened 45 net new restaurants, an increase of 13.1%, and announced domestic same-store sales increased 2.1%. During the fiscal quarter ended June 26, 2021, Wingstop generated 64.5% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop's success is the Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine's "150 Strongest-growing Franchises" and "The World's Best Franchises" (2020), Franchise Business Review's "Top Food Franchises" (2020), Nation's Restaurant News' "Top 200 Restaurant Chains" (2020), Fast Casual's "Top 100 Movers & Shakers" (2020), and named to The Stevie Awards for Great Employers (2020).
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop's involvement in its local communities at www.wingstopcharities.org.
Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com
Investor Contacts
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com